Exhibit 10.4

REDACTED
*Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.*

DEPARTMENT OF HEALTH AND HUMAN SERVICES	National Institute On Alcohol Abuse And Alcoholism National Institutes of Health 5625 Fishers Lane Bethesda, MD 20892 USA

Second Amendment

To the Cooperative Research and Development Agreement

Between

The National Institute on Alcohol Abuse and Alcoholism

And

Vital Spark, Inc.

This Second Amendment (“Amendment No. 2”) between the National Institute on Alcohol Abuse and Alcoholism (“IC”), which is a component of the National Institutes of Health, an agency of the U.S. Department of Health and Human Services, having offices located at 5625 Fishers Lane, Bethesda, MD 20892, and Vital Spark, Inc. (“Collaborator”), having a principal place of business at 420 Lexington Avenue, Suite 300, New York, New York 10170, and incorporated in the State of Delaware (collectively, the “Parties”), will be effective as of the date of the last Authorized signature below (the “Amendment No. 2 Effective Date”).

WHEREAS, the Parties hereto entered into a Cooperative Research and Development Agreement, with an Effective Date of January 11, 2018 and an Expiration Date of January 11, 2020 (the “Agreement”), and subsequently executed a first amendment to the Agreement (“Amendment No. 1”), with an effective date of October 31, 2018 (the “Amendment No. 1 Effective Date”).

WHEREAS, the Parties desire to modify the Agreement; and,

WHEREAS, the purpose of this Amendment No. 2 is to amend and modify the Agreement; and,

WHEREAS, pursuant to Amendment No. 1. the Parties agreed to defer the second-year funding of the Agreement, until the results of certain additional testing undertaken by the IC were obtained; and,

WHEREAS, as a result of findings of the aforementioned additional testing obtained by IC, the Collaborator has determined to proceed with the second year of the Agreement; and,

WHEREAS, as a result of the aforementioned additional testing, the Parties desire to modify the research plan described in Appendix A (hereafter referred to as the “Research Plan”) of the Agreement; and,

WHEREAS, as a result of the modification of the Research Plan, the Collaborator has agreed to increase the funding for the second year of the Agreement from one-hundred thousand (USD $100,000.00) dollars to one hundred-eleven thousand, seven-hundred and forty (USD $111,740.00) dollars.

THEREFORE, the Parties hereby agree to amend and modify the Agreement as follows:

1)	The Parties agree to modify the Research Plan. Accordingly, Appendix A of the Agreement is hereby amended to read as follows:

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APPENDIX A

RESEARCH PLAN:

Introduction: Scleroderma or systemic sclerosis (SSc) is an autoimmune, multi-organ connective tissue disease characterized by vascular dysfunction and increased fibroblast activity resulting in fibrosis of the skin, heart, lungs, and ultimately internal organ failure leading to death (1), with an estimated prevalence of SSc in the United States to be around 240 cases per 1 million adults (2). SSc is a complex, heterogeneous disease with clinical forms ranging from limited skin involvement (limited cutaneous systemic sclerosis) to forms with diffuse skin sclerosis and severe and often progressive internal organ involvement (diffuse cutaneous SSc (3)). Pulmonary fibrosis and interstitial lung diseases (ILD) occur in about 60% of patients contributing to mortality (4), while dermal fibrosis causes significant morbidity in scleroderma (5, 6). The etiology of SSc is unknown and disease manifestations may vary from patient to patient. Environmental influences may act as risk factors for the development of SSc (7, 8). Currently available single target therapies have not been effective either in mitigating the development of SSc or inducing its regression. In view of the complex, multifactorial pathogenesis of SSc, its effective treatment may require targeting multiple signaling pathways (9). Polypharmacology involves the design and use of pharmaceutical agents that act on multiple targets or disease pathways (10), which is particularly desirable in the case of complex, multifactorial diseases (11). Furthermore, the concept of “one drug – multiple targets” would minimize many unfavorable features of combination treatments such as simpler pharmacokinetics, improved target organ exposure, and fewer drug-drug interactions and adverse effects. This approach requires a systematic integration of different disciplines, including synthetic chemistry, in vitro/in vivo pharmacological and preclinical testing, and clinical studies for smoother translation from bench to bedside. SSc is one such disease that may benefit from the application of polypharmacology (9).

This proposal seeks to explore two potential therapeutic targets involved in pro-fibrogenic pathways, using a single molecular entity designed and developed ‘in-house’. One of the targets is iNOS, an enzyme encoded by the NOS2 gene and responsible for generating pro-inflammatory, reactive nitrogen species (12). The relevance of iNOS as a target is based on evidence for overproduction of nitric oxide (NO) in the pathogenesis of SSc (13, 14). iNOS is expressed in the endothelium, smooth muscle cells, fibroblasts, macrophages and many other cell types, is robustly induced by inflammatory mediators and cytokines (12), and its activity has been reported to increase in SSc (13). In contrast, the activity of a constitutively expressed form of NOS located in the vascular endothelium (eNOS, encoded by the NOS3 gene) has been reported to be reduced in SSc (15), resulting in a vasoconstricted and proinflammatory environment in association with tissue damage (16). At inflammatory sites, the iNOS-mediated formation of NO is increased in inflammatory cells such as macrophages or activated fibroblasts. Immuno-histological studies of scleroderma skin show that, as the disease progresses to the later fibrotic stages, the expression of iNOS is upregulated (17). Previous studies also demonstrate that SSc lung macrophages express high levels of iNOS and produce a high quantity of ONOO’ anions (17). In SSc patients, increased production of NO is suggested by increased expression of iNOS in endothelial cells, fibroblasts, mononuclear cells infiltrating SSc skin (16) and alveolar macrophages (15). The pathogenic role of iNOS is eloquently dissected by the work of Cotton et al. which proposes the active role of iNOS-induced NO production in endothelial cell damage and advances the concept of iNOS inhibition as a viable therapeutic strategy for SSc (18). However, iNOS inhibitors used in preclinical studies lack oral bioavailability (19), whereas more recently developed, orally bioavailable iNOS inhibitors had disappointingly low therapeutic efficacy in clinical trials involving inflammatory diseases (20).

An additional target that is becoming increasingly relevant in the modulation of fibrotic responses is the endocannabinoid (EC) system. ECs are lipid-signaling molecules that act through cannabinoid receptors CB1 and CB2. ECs acting via CB1R promote fibrosis in multiple organs including skin (21), liver (22-24), kidney (25), and heart (26). Besides, CB1R activation is pro-inflammatory (27). CB1R have recently been linked to radiation-induced pulmonary fibrosis in mice (28). Recent evidence including work in our lab indicate that CB1R antagonism prevents fibroblast activation and exerts a potent antifibrotic effect (29). The role of CB1R as a pro-fibrotic receptor has also been confirmed in fatty acid amide hydrolase knock-out mice, in which elevated levels of ECs induced fibrosis in a CB1R-dependent manner (30). In addition to fibrosis, numerous studies have documented that an overactive EC/CB1R system contributes to visceral obesity and its complications (31), including type-2 diabetes (27), and also play a role in the pathology of alcoholic liver disease (32) and viral hepatitis (33). Conversely, CB1R blockade has beneficial effects in preclinical models of these conditions as well as in overweight individuals with metabolic syndrome (34). However, rimonabant and related brain-penetrant CB1R antagonists cause psychiatric side effects due to blockade of CB1R in the CNS, which halted their therapeutic development. Non-brain-penetrant CB1R antagonists have recently been reported to retain the metabolic benefit of globally acting compounds without blocking CB1R in the CNS and thus without related behavioral effects (27, 35-37). Efforts to engage CB1Rs for mitigating fibrosis would require antagonists with limited brain exposure in order to avoid neuropsychiatric side effects (37).

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With these principles in mind, IC has developed and patented orally bioavailable, dual-target compounds that selectively block peripheral CB1R due to their limited brain penetrance and also directly inhibit iNOS activity (38). These compounds have several features for optimal therapeutic efficacy and safety. The hybrid compound serves as a pro-drug and a carrier for the iNOS inhibitory moiety, facilitating its delivery to target organs such as skin, kidney, lung, and liver, resulting in high target exposure. IC has identified lead compounds and screened them for optimally druggable pharmacodynamic and pharmacokinetic properties. For the lead compound MRI-1867, CB1R was the only high-affinity (Ki <1 µM) target among selected receptors, ion channels and enzymes (Cerep Safety44 screen, DiscoveRx panel of 192 GPCRs) and had an acceptable safety and stability profile using non-GLP in vitro tests (AMES test, hERG assay, microsomal stability, plasma stability, CYP inhibition, CYP phenotyping) (24). A proof of concept study in 2 mouse models of liver fibrosis (24) and in bleomycin-induced lung fibrosis indicated improved anti-fibrotic efficacy relative to the efficacy of a single target CB1R antagonist or iNOS inhibitor (39). The IC in vitro and in vivo data in murine models of liver fibrosis and pulmonary fibrosis provide a strong rationale for testing this compound in dermal fibrosis models of scleroderma.

The scope of the CRADA Research Plan is limited to the assessment of the therapeutic potential of CB1R/iNOS dual-target inhibitors in animal models of scleroderma for the treatment and prevention of fibrotic conditions related to the progression of scleroderma.

Research Strategy: The CRADA Parties will build upon the hypothesis that the EC/CB1R system and iNOS are both pro-fibrogenic, and combined inhibition of these targets by a single compound would improve therapeutic outcome in scleroderma. Parties plan to test the novel dual-target compound MRI-1867 in bleomycin-induced subcutaneous fibrosis model in multi drug resistance 1a and 1b [            ]/ breast cancer resistance protein [                                   .]

Bleomycin-induced scleroderma model Subcutaneous injections of bleomycin induce skin and pulmonary fibrosis (40), quantifiable histologically and biochemically. A recent modification in this protocol generated reproducible and more homogenous skin and lung fibrosis lesions mimicking human SSc, with interstitial lung disease-like manifestations (41). However, IC investigators observed that daily subcutaneous bleomycin administration significantly increased efflux transporters such as [          ,] [          ] and [       ] in skin that resulted in drastically reduced skin exposure to test compount (MRI-1867), which is a substrate for these transporters. Therefore, this experimental artifact would preclude preclinical efficacy testing using wild-type mice in bleomycin-induced skin fibrosis model. The IC investigators found that bleomycin also induced skin fibrosis in [                     ] [                     ] which was comparable to that in wt mice. Importantly, MRI-1867 skin exposure was not reduced in the [                 ] and was similar to that in bleo-treated wildtype mice. Therefore [                                   ] [       ] will be used in these proposed studies.

Specific Aim 1:

Previously conducted study will be repeated testing S-MRI-1867 at [             ] dose in [                                                                 ] fibrosis model.

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Approaches for Aim 1:

1.1.	Skin abnormalities and fibrosis will be assessed histologically (H&E and Masson’s trichrome), biochemically (hydroxyproline content) and by measuring profibrotic gene expression (TGFβ, αSMA, fibronectin, collagen, TIMP1).

Specific Aim 2: Dose ranging of S-MRI-1867 for skin exposure

Approaches for Aim 2:

2.1.	Tissue distribution and pharmacokinetics of S-MRI1867 will be tested in [ ] at different doses prior to starting dose ranging study in order to verify proportional exposure at different doses via single acute administration of the compound [ .]

Specific Aim 3: Assessing effective dose range of S-MRI-1867 treatment in bleomycin-induced skin fibrosis in [                                        .]

Approaches for Aim 3:

S-MRI-1867 at doses of [                    ] (maybe increase to [           ] based on AIM1) will be used in treatment paradigm using 12 mice in each group. In the same study we will also include [           ] of ibipinabant as a brain penetrant CB1R antagonist, which is also structural analogue of S-MRI-1867. Comparing ibipinabant and S-MRI-1867 will help us understand the contribution of the secondary target to therapeutic efficacy.

3.1.	Skin abnormalities and fibrosis will be assessed histologically (H&E and Masson’s trichrome) and biochemically (hydroxy-proline content).

3.2.	Protein and gene expression levels of CB1R and iNOS will be investigated by immunohistochemistry and real-time PCR.

3.3.	Endocannabinoids will be measured by LC-MS/MS.

3.4.	Inflammatory and fibrogenic gene markers will be measured in a separate study using skin samples after the dose assessment study has been completed.

Impact: Systemic sclerosis is a debilitating, multifactorial, autoimmune condition, in which the body’s immune system attacks healthy tissues. While certain mutations in human leukocyte antigen (HLA) genes have been implicated, numerous environmental factors have been associated with altered progression of scleroderma. The CRADA Parties propose here an investigation into the potential therapeutic utility of directly targeting CB1R and iNOS, with high translation potential, to treat and prevent fibrotic conditions related to the progression of scleroderma. The goals for this project are to test the hypothesis that an overactivity of iNOS and CB1R contribute to fibrogenesis in scleroderma, by analogy to our earlier findings with other forms of fibrosis. Parties propose to explore the therapeutic efficacy of combined blockade of peripheral CB1R and iNOS in bleomycin-induced skin fibrosis and inflammation and determine whether it offers therapeutic benefit over targeting only one of these proteins. In addition to testing the NIAAA lead hybrid inhibitor, the Parties will test/develop additional molecular entities with druggable pharmacological properties within this paradigm. The results of the proposed experiments will shed further light on the signaling pathways involved in scleroderma and may uncover novel targets for its treatment and prevention.

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Future Intentions:

Should both the results of the CRADA Research Plan and the results from future IND-enabling studies warrant advancement of compound MRI-1867 into clinical development for systemic sclerosis (scleroderma), it is the intent of the IC, after receiving approval from the National Center for Advancing Translational Sciences (NCATS), to provide the CRADA Collaborator with either a cross-reference letter of its Investigational New Drug Application for compound MRI-1867 to the U.S. Food and Drug Administration (FDA), or access to the IND-enabling data (obtained through IC’s partnership with the NCATS Therapeutics for Rare and Neglected Disease (TRND) program) for CRADA Collaborator to file a Collaborator-sponsored IND for compound MRI-1867 (or potentially other CB1/iNOS dual action inhibitors identified pursuant to the performance of the CRADA Research Plan) in system sclerosis (scleroderma). For clarity, these IND-enabling data will be used by the Collaborator solely to obtain an IND for the clinical testing of the lead compound, MRI-1867 (or other CB1/iNOS dual action inhibitors identified pursuant to the performance of the CRADA Research Plan), in systemic sclerosis, and will not be shared with any outside parties without the written consent of the IC.

Personnel:

Malliga Iyer, Ph.D., is a synthetic chemist with broad training and expertise in medicinal chemistry and analytical chemistry, which has enabled her to create a diverse set of compounds for pharmacological testing. She has been responsible for the design, chemical synthesis and quality control of novel dual-target compounds.

Resat Cinar, Pharm.D., Ph.D., is a pharmacologist, with expertise in both in vitro and in vivo pharmacology and drug discovery. He has broad experience in pharmacodynamics and pharmacokinetics, which has been indispensable for lead optimization of candidate drug molecules and efficacy testing in animal models.

George Kunos, M.D., Ph.D., is head of Laboratory and Scientific Director at NIAAA/ NIH. He trained many PhD students and post-doctoral fellows. He is a world-renowned expert on the biology and pharmacology of the endocannabinoid system. Dr Kunos’ lab at NIH has characterized the pharmacological profile and mechanism of metabolic action of potent, peripherally restricted CB1R antagonists/inverse agonists in rodent models of obesity and diabetes (27, 35, 36, 43). In the models studied, such compounds offer similar metabolic benefits as brain-penetrant CB1R antagonists without causing behavioral effects attributed to blockade of CB1R in the CNS.

Morris Laster, M.D., trained at SUNY Albany, SUNY Downstate Medical Center and Case Western Reserve University Hospital. He is a healthcare executive/entrepreneur with over 25 years of experience in the biopharmaceutical industry.

REFERENCES

1.	Katsumoto TR, et al. (2011) The pathogenesis of systemic sclerosis. Annual review of pathology 6:509-537.

2.	Mayes MD (2003) Scleroderma epidemiology. Rheum Dis Clin North Am 29(2):239-254.

3.	Moinzadeh P, et al. (2015) Disease progression in systemic sclerosis-overlap syndrome is significantly different from limited and diffuse cutaneous systemic sclerosis. Ann Rheum Dis 74(4):730-737.

4.	Steen VD & Medsger TA (2007) Changes in causes of death in systemic sclerosis, 1972-2002. Ann Rheum Dis 66(7):940-944.

5.	de-Sa-Earp AP et al. (2013) Dermal dendritic cell population and blood vessels are diminished in the skin of systemic sclerosis patients: relationship with fibrosis degree and disease duration. Am J Dermatopathol 35(4):438-444.

6.	Akter T (2014) Recent advances in understanding the pathogenesis of scleroderma-interstitial lung disease. Curr Rheumatol Rep 16(4):411.

7.	Nietert PJ, et al. (1998) Is occupational organic solvent exposure a risk factor for scleroderma? Arthritis Rheum 41(6):1111-1118.

8.	McCormic et al. (2010) Occupational silica exposure as a risk factor for scleroderma: a meta-analysis. Int Arch Occup Environ Health 83(7) 763-769.

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9.	Denton CP (2015) Systemic sclerosis: from pathogenesis to targeted therapy. Clinical and experimental rheumatology 33(4 Suppl 92):S3-7.

10.	Reddy AS & Zhang S (2013) Polypharmacology: drug discovery for the future. Expert review of clinical pharmacology 6(1):41-47.

11.	Hopkins AL (2008) Network pharmacology: the next paradigm in drug discovery. Nat Chem Biol 4(11):682-690.

12.	Aktan F (2004) iNOS-mediated nitric oxide production and its regulation. Life Sci 75(6):639-653.

13.	Dooley A, et al. (2012) Modulation of fibrosis in systemic sclerosis by nitric oxide and antioxidants. Cardiol Res Pract 2012:521958.

14.	Sud A, Khullar M, Wanchu A, & Bambery P (2000) Increased nitric oxide production in patients with systemic sclerosis. Nitric Oxide 4(6):615-619.

15.	Matucci Cerinic M et al(2002) Beauty and the beast. The nitric oxide paradox in systemic sclerosis. Rheumatology (Oxford) 41(8):843-847.

16.	Yamamoto T et al. (1998) Nitric oxide production and inducible nitric oxide synthase expression in systemic sclerosis. J Rheumatol 25(2):314-317.

17.	Failli P, et al. (2002) Effect of N-acetyl-L-cysteine on peroxynitrite and superoxide anion production of lung alveolar macrophages in systemic sclerosis. Nitric Oxide 7(4):277-282.

18.	Cotton SA et al. (1999) Endothelial expression of nitric oxide synthases and nitrotyrosine in systemic sclerosis skin. J Pathol 189(2):273-278.

19.	Lopez-Sanchez LM, et al. (2010) Inhibition of nitric oxide synthesis during induced cholestasis ameliorates hepatocellular injury by facilitating S-nitrosothiol homeostasis. Lab Invest 90(1):116-127.

20.	Hellio le Graverand MP, et al. (2013) A 2-year randomised, double-blind, placebo-controlled, multicentre study of oral selective iNOS inhibitor, cindunistat (SD-6010), in patients with symptomatic osteoarthritis of the knee. Annals of the rheumatic diseases 72(2):187-195.

21.	Lazzerini PE, et al. (2012) Adenosine A2A receptor activation stimulates collagen production in sclerodermic dermal fibroblasts either directly and through a cross-talk with the cannabinoid system. Journal of molecular medicine 90(3):331-342.

22.	Teixeira-Clerc F, et al. (2006) CB1 cannabinoid receptor antagonism: a new strategy for the treatment of liver fibrosis. Nat Med 12(6):671-676.

23.	Patsenker E, et al. (2011) Cannabinoid receptor type I modulates alcohol-induced liver fibrosis. Mol Med 17(11-12):1285-1294.

24.	Cinar R, et al. Hybrid inhibitor of peripheral cannabinoid 1 receptors and inducible nitric oxide synthase mitigates of liver fibrosis. Journal of Clinical Investigation Insight, In press, 2016.

25.	Lin CL, et al. (2014) Cannabinoid receptor 1 disturbance of PPARgamma2 augments hyperglycemia induction of mesangial inflammation and fibrosis in renal glomeruli. Journal of molecular medicine 92(7):779-792.

26.	Slavic S, et al. (2013) Cannabinoid receptor 1 inhibition improves cardiac function and remodelling after myocardial infarction and in experimental metabolic syndrome. Journal of molecular medicine 91(7):811-823.

27.	Jourdan T, et al. (2013) Activation of the Nlrp3 inflammasome in infiltrating macrophages by endocannabinoids mediates beta cell loss in type 2 diabetes. Nat Med 19(9):1132-1140.

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28.	Bronova I, et al. (2015) Peripheral targeting of CB1 cannabinoid receptors protects from radiation-induced pulmonary fibrosis. American Journal of Respiratory Cell and Molecular Biology.

29.	Marquart S, et al. (2010) Inactivation of the cannabinoid receptor CB1 prevents leukocyte infiltration and experimental fibrosis. Arthritis Rheum 62(11):3467-3476.

30.	Palumbo-Zerr K, et al. (2012) Inactivation of fatty acid amide hydrolase exacerbates experimental fibrosis by enhanced endocannabinoid-mediated activation of CB1. Ann Rheum Dis 71(12):2051-2054.

31.	Silvestri C et al. (2013) The endocannabinoid system in energy homeostasis and the etiopathology of metabolic disorders. Cell Metab 17(4):475-490.

32.	Jeong WI, et al. (2008) Paracrine activation of hepatic CB1 receptors by stellate cell-derived endocannabinoids mediates alcoholic fatty liver. Cell Metab 7(3):227-235.

33.	Hezode C, et al. (2005) Daily cannabis smoking as a risk factor for progression of fibrosis in chronic hepatitis C. Hepatology 42(1) 63-71.

34.	Despres JP et al.(2005) Effects of rimonabant on metabolic risk factors in overweight patients with dyslipidemia. N Engl J Med 353(20):2121-2134.

35.	Tam J, et al. (2012) Peripheral cannabinoid-1 receptor inverse agonism reduces obesity by reversing leptin resistance. Cell Metab 16(2):167-179.

36.	Cinar R, et al. (2014) Hepatic cannabinoid-1 receptors mediate diet-induced insulin resistance by increasing de novo synthesis of long-chain ceramides. Hepatology 59(1):143-153.

37.	Tam J, et al. (2010) Peripheral CB1 cannabinoid receptor blockade improves cardiometabolic risk in mouse models of obesity. J Clin Invest 120(8):2953-2966.

38.	Kunos G, Iyer MR, Cinar R, & Rice KC (2014) WO 2014/078309 A1.

39	Cinar R et al. Dual-targeting on peripheral CB1R and iNOS for inhibition provides effective anti-fibrotic therapy in IPF. In preparation

40.	Tsujino K & Sheppard D (2016) Critical Appraisal of the Utility and Limitations of Animal Models of Scleroderma. Curr Rheumatol Rep 18(1):4.

41.	Liang M. et al. (2015) A modified murine model of systemic sclerosis: bleomycin given by pump infusion induced skin and pulmonary inflammation and fibrosis. Lab Invest 95(3):342-350.

42.	Morin F, Kavian N, & Batteux F (2015) Animal models of systemic sclerosis. Curr Pharm Des 21(18):2365-2379.

43.	Jourdan T, et al. (2014) Overactive cannabinoid 1 receptor in podocytes drives type 2 diabetic nephropathy. Proc Natl Acad Sci U S A.

2)	The Parties agree to modify Appendix B to modify the funding contribution of the Collaborator to the Agreement. Accordingly, the “Funding Contribution” disclosed in Appendix B of the Agreement is hereby amended to read as follows:

Funding Contribution

Collaborator agrees to provide funds in the amount of one hundred-eleven thousand, seven hundred and forty (USD $111,740.00) dollars for year two of the CRADA, for the IC to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses.

Collaborator will provide the funds indicated in paragraph above, in two equal payments of fifty-five thousand, eight hundred and seventy (USD $55,870.00) dollars each. The first payment will be provided to the IC within three (3) business days of the Amendment No. 2 Effective Date, and the second payment will be provided to the IC within six (6) months of the Amendment No. 2 Effective Date.

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As of the Amendment No. 2 Effective Date, Collaborator has paid the amount of one-hundred-thirty thousand (USD $130,000.00) dollars for year one of the CRADA. For the term of the CRADA, the total funds to be provided by Collaborator will be two hundred-forty-one thousand, seven-hundred and forty (USD $241,740.00) dollars.

The Collaborator agrees that the IC can allocate the funding between the various categories in support of the CRADA research as the IC sees fit.

CRADA Payments:

Collaborator will make checks payable to the National Institute on Alcohol Abuse and Alcoholism, will reference the CRADA number and title on each check, and will send them via trackable mail or courier to:

Judit O’Connor

National Institute on Alcohol Abuse and Alcoholism

5635 Fishers Lane, Room 3011

Bethesda, MD 20892-9304

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by IC and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

3)	Except as amended herein, all of the terms and conditions of the Agreement and Amendment No. 1 will remain in full force and effect, and all defined terms of the Agreement and Amendment No. 1 will have the same meaning in this Amendment No. 2, as defined in those instruments.

4)	This Amendment No. 2 shall be construed in accordance with the laws of the United States, as interpreted and applied by the Federal courts in the District of Columbia.

5)	This Amendment No. 2 may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. A facsimile, scanned electronic signature, or certified electronic signature shall be as effective as an original signature.

SIGNATURES BEGIN ON THE NEXT PAGE

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National Institute on Alcohol Abuse and Alcoholism

For the National Institute On Alcohol Abuse And Alcoholism

Signed by:	/s/ George F. Koob
George F. Koob, Ph.D.
Director,
National Institute on Alcohol Abuse and Alcoholism (NIAAA)

Date:	5-6-19

Mailing Address for Notices:

National Institute on Alcohol Abuse and Alcoholism (NIAAA)

Attn: Technology Development Coordinator

National Institutes of Health

5635 Fishers Lane Room 2038

Bethesda, MD 20892

For Vital Spark, Inc.

Signed by:	/s/ Morris Laster, MD
Morris Laster, M.D.
Chief Executive Officer
Vital Spark, Inc.

Date:	May 6, 2019

Mailing Address for Notices:

Vital Spark, Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

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